EXHIBIT 99.2

CORPORATE PARTICIPANTS

 William McGann Implant Sciences Corporation - CEO

 Roger Deschenes Implant Sciences Corporation - CFO

 Robert Liscouski Implant Sciences Corporation - President

CONFERENCE CALL PARTICIPANTS

 Mark Jordan Noble Financial - Analyst

 Patrick Moore Private Investor

 Sean Sullivan Private Investor

 PRESENTATION

Operator

 Good day, ladies and gentlemen. Welcome to the fourth quarter and fiscal year 2015 Implant Sciences Corporation earnings conference call.

My name is Alex, and I will be your operator for today.

At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes.

I'll now turn the conference over to your host for today Mr. Bill McGann, Chief Executive Officer. Please proceed.

 William McGann  - Implant Sciences Corporation - CEO

 Thank you. Welcome, everyone, this afternoon to Implant Sciences Q4 2015 earnings call.

In typical fashion, I'd like to first turn the floor over to Roger Deschenes to go through the financial performance for the Company in the fourth quarter and I'll come back and drive some comments on a few topical areas, I'm sure that will of interest to everybody and then we'll open up for questions and answers at the end.

So, Roger, over to you please.

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Thank you, Bill.

I'll begin with our Safe Harbor disclosure. During this afternoon's presentation, we will make forward-looking statements concerning upcoming events and our expectations regarding the Company's financial performance. Each time we do we'll try to identify these statements with words such as expect, believe, anticipate or other words that indicate potential events.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those stated in the forward-looking statements.

Please consider the risk factors contained in the press release issued today September 28, 2015 and stated during this conference call, as well as the risk and uncertainties described in our annual report on Form 10-K for the fiscal year ended June 30, 2015, which will be filed in about a half hour with the Securities and Exchange Commission.

During our presentation, we may discuss or disclose non-GAAP measures. These non-GAAP measures are not intended to replace the presentation of our financial results in accordance with US GAAP. The presentation of non-GAAP information is intended instead to provide additional information to investors to facilitate the comparison of past and present results.

A replay of the conference call will be available for a limited time by dialing 888-286-8010 within United States or 617-801-6888 outside the United States and entering the passcode 34177190. Any forward-looking statements we make today are based on assumptions which we believe to be reasonable as of today, September 28, 2015.

We undertake no obligation to update these statements as a result of future events. Finally, this conference call is the property of Implant Sciences Corporation and any recording, reproduction, or rebroadcast of this conference call without the expressed written consent of Implant Sciences Corporation is prohibited.

As I mentioned on September 28, 2015, today, we issued an earnings press release summarizing the Company's financial performance for the three months and the fiscal year ended June 30, 2015. Our report on Form 10-K, the annual report on 10-K for the just concluded fiscal year will be filed shortly this afternoon again with the Securities and Exchange Commission.

On September 14, 2015, we filed a Form 12b-25 with the Securities and Exchange Commission which is a request to extend the filing of our Form 10-K. And this is results of, on December 31, 2014, our aggregate market cap which is the product of the shares and flow, and the closing price of our common stock on that date exceeded $75 million. Consequently, we became an accelerator filer under the SEC rules which reduces the time we have to prepare and file our annual report on Form 10-K from 90 days to 75 days and requires that our internal controls over financial reporting are now audited by our independent registered public accountants.

Our 10-K will include our report on internal controls and an attestation by our auditors. Our report and the audit report that will be filed in the 10-K will state that there existed material weaknesses in our internal control over financial reporting as of June 30, 2015.

The primary causes of these material weaknesses are due primarily to the size of our staff, the consequence of which is segregation of duty issues, there were issues with the review procedures which have been undertaken but not documented to the standards required of the Public Company Accounting Oversight Board and the requirement of on internal review of processes and procedures.

In my past, I've been through this initial internal controls audit with a product company but we had significantly more staff and far greater resources available to complete this task, in fact, I had a budget of about $1 million to get this done, and obviously I don't have a $1 million to spent currently to do this.

Again, the issue is we have few people and we're wearing many hats but we have commenced our remediation efforts, I would note that there were no unadjusted differences or other adjustments to our financial statements for the year ended June 30, 2015 and the audit opinion for the year just ended is unqualified. With that we'll continue with the review of the financial results.

Revenues for the three months ended June 30, 2015 increased to $5,676,000 which compares with $1,529,000 for the prior year period, a increase of $4,147,000 or 271%. For the fiscal year ended June 30, 2015, revenues increased to $12,991,000 compared to $8,552,000, an increase of $4,439,000 or just under 52%.

The revenue increase in the three months and the fiscal periods is due primarily to higher or increased revenues on sales of our QS-B220 desktop systems, which increased 701% and 118% respectively in the three and year periods. And this is due to 806% and 140% increase in the number of units we sold during these periods respectively.

We saw a significant increase in shipments into Europe, due to the September 1, 2015 ECAC mandate to implement passenger and checked baggage ETD screening at those airports that serve more than 500,000 passengers annually.

And increased shipments in Latin America, and this is new for us, because these are units are intended to be used for drug detection. Due to volume pricing on the ECAC sales, our average unit or average pre-unit sale price for the QS-B220 decreased 11.9% and 9.1% respectively in three months and full-year periods. Sales of our QS-H150 handheld units decreased 26% and 15% respectively in the three month and fiscal year period and this is due to decreased unit sales which decreased 17% and 10% respectively due to the decreased shipments into China and Mexico.

Our average unit sale prices decreased 11.8% and 5.6% respectively in the three and full year periods.

As we noted in our last earnings call, competitive market conditions that were evident in the European tenders continued to have an impact on our average unit sale prices and we'll discuss what we're doing about that in shortly.

Our gross margin for the three months ended June 30, 2015 was $2,361,000 or 41.6% of revenues which compares with a gross loss of $135,000 or 8.8% of revenues for the prior year period.

For the fiscal year ended June 30, 2015, gross margin was $4,519,000 or 34.8% of revenues which compares with $2,054,000 or 24% of revenues for the prior year period. For the three months and full-year period, the increase in gross margin as a percent of revenues is primarily due to increased manufacturing overhead absorption and this is due to the increased QS-B220 unit volume. Partially offsetting this increase is lower average unit sell prices on sales of our QS-B220s and QS-H150s. Our engineering and manufacturing teams are actively working on several initiatives to reduce the cost of our systems, which we believe will compensate for the pricing pressures our competitors are bringing to bear in the market.

Research and development expense for three months ended March 30, 2015 was $1,095,000, which compares with $1,186,000 for the prior year -- for the prior period, a decrease of $91,000 or 7.7%.

The decrease is due primarily to efficiencies gained from the closure of our San Diego, California advanced technology office, resulting in decreases in payroll and occupancy costs and we also saw decreases in certification testing fees, which were occurred in the prior period and a decrease in engineering consulting fees. Partially offsetting these decreases are increase in incentive compensation cost due to the an increase in employee bonuses, which were approved by the Board of Directors and increased travel expenses, which were incurred in support of the ECAC tenders.

For the fiscal year ended June 30, 2015, research and development expense was $5,014,000, which compares with $4,787,000 for the prior year period, an increase of $227,000 or 4.7%.

Again, the increase in research and development expense in the current fiscal year is due primarily to increased payroll and related benefit costs and again this is due to the employee bonuses I spoke of just moments ago, increased travel expenses, again incurred in support of ECAC tenders, and costs we incurred to relocate the San Diego technology office here to our Wilmington office and lastly, an increase in stock-based compensation and these were partially offset by a significant decrease in engineering consulting fees.

Selling, general and administrative expenses for the three months ended June 30, 2015 were $3,013,000, which compares with $2,449,000 for the prior period, an increase of $564,000 or 23%.

The increase that we saw in selling, general and administrative expenses is due primarily to an increase in payroll and related benefits, again due to increased employee bonuses, increased consulting fees and this is due to the issuance of 550,000 shares of our common stock to certain consultants that we have retained, higher variable selling expenses due to the increase in sales, increased audit fees as a result of the increased audit requirement due to our achieving accelerated filer status and an increase in legal fees. And partially offsetting these increases are a decrease in stock-based compensation and non-employee warrants.

For the full fiscal year ended June 30, 2015, selling, general and administrative expenses increased $813,000 or just about 7% to $12,210,000 which compares with $11,388,000 for the prior year period.

The increase in selling and general -- I'm sorry, the increase in selling, general and administrative expenses is due primarily to a $1,196,000 increase in payroll and related benefits and this is due primarily to the separation benefits of $725,000 provided to our former CEO due to his resignation and to a lesser extent, the bonuses that were approved by the Board of Directors.

In addition, there was $274,000 of charge that were recorded in the third quarter, which are persuading to agreement with former distributor, a $214,000 increase in legal fees, the increase in consulting expenses, which I mentioned briefly again due to the issuance of shares of our common stock to certain consultants and again, increased variable selling expenses due to a higher sales. Partially offsetting these increases are $697,000 decrease in stock-based compensation on non-employee warrants and decreases in travel expenses, stock-based compensation of employee stock options and occupancy costs.

The increase in legal fees for the three months and fiscal year periods is due primarily to again a lawsuit that we disclosed last quarter. Suit was filed in Suffolk County Superior Court. Case is titled Miller versus Bolduc, et al. On July 21, 2015, the court endorsed in order of stipulation, which the parties entered into. The stipulation provides among other things the complaint is dismissed with prejudice and the Motion to Dismiss is moot.

The sole matter now can be decided by the court is whether the Plaintiff or we will cover our respective attorney's fees and expenses incurred as a result of this litigation.

Other expense for the three months ended June 30, 2015 was $2,446,000, which compares with other expense of $1,899,000 for the prior year period, an increase of $547,000. For the fiscal year ended June 30, 2015, other expense was $8,847,000, which compares with other expense of $6,889,000 for the prior year period, an increase of $1,958,000.

For both the three month and full year or full fiscal year periods, the increase in interest expense is due to higher borrowings under our credit facility with DMRJ and our credit facility with BAM and higher interest rates on our borrowings with BAM.

Our net loss for the three months ended June 30, 2015 was $4,193,000, which compares with the net loss of $5,669,000 for the prior year period, a decrease of $1,476,000 and this decrease in the loss is due to increased revenues and margin and is partially offset by increased operating expenses and increase in our interest expense.

For the fiscal year ended June 30, 2015, our net loss was $21,543,000, which compares with a net loss of $21,010,000 for the prior year period, an increase of $533,000. And again, the increase is due -- I'm sorry, the increase in net loss is primarily due to increased operating expenses and increased interest expenses.

That concludes the financial report and I'll now turn the call over to Bill.

 William McGann  - Implant Sciences Corporation - CEO

 Thanks, Roger. So, everyone, 2015 was quite a year in the Company in terms of change in opportunities and growth. Kind of sort of give you some of the sale-in highlights and hopefully stimulate some thinking and some questions.

To start with, the biggest revenue year in the Company's history by about $1 million was 2015 and early in the year, we finally completed all of our certification requirements for TSA and ECAC and the China Civil Aviation Authority to become the world's first and most generally improved non-rad ETD company. That's a really big deal.

Right on the heels of that, we were awarded the TSA contract for 1,170 systems. So, we started off the year with a real flurry of sort of one chapter of our lives and being in a new chapter opening. And also, right around that time, we undertook substantial leadership changes in the Company, including the Board of Directors to better position and focus the Company on execution in the markets that we serve and to really drive growth.

As part of that process, as we went into the new year, we leaned into as a team some pretty difficult and -- decisions regarding cost to better align the cost of our Company with our growth initiatives and we really had to make some difficult decisions to prepare us for where we stand today.

All the while, we had to, of course, keep our team and our customers positive, focused, and forward-looking and supportive of us. So, the net-net, results are beginning in my opinion to speak for themselves.

We emerged successfully from that protest against our TSA contract in March, and since then our relationships with the TSA have just never been stronger, even though they themselves went through their own significant leadership changes in January, that was kind of interesting.

We successfully drove ECAC tenders into the win column at an unprecedented level, winning more than 65% of all tenders that we submitted to beginning in the March time frame and we ended the fiscal year with over $40 million in backlog as Roger reported. So let's talk about that for a minute.

In terms of backlog, backlog is new for Implant Sciences. I mean, we've largely been a company that's focused on winning shift-type business until now. So while we're giving guidance that we will deliver between $40 million and $45 million in the coming fiscal year, we're not going to break that down and provide quarterly splits. Government sale are far too lumpy and contingent on so many factors that go beyond the control of our own execution.

So while we're really proud and thrilled to report our backlog to investors, we need to remain cautious in how we give our guidance.

Obviously, we're going to have the biggest year in the company's history in 2016 and I probably don't even need to say that. If we stay focused for a minute on execution as you have seen from all of our press releases, we've been delivering many hundreds of units of our B220 to European airports under ECAC.

Our factory has been producing B220s also at an unprecedented rate because of that and I could not be candidly more proud of the efforts and results from our team. The ramp has been full of challenges as we expected it would be, but also filled with a lot of great opportunities for our business to improve its processes, our customer intimacy and the product quality to drive even more growth into the future, so which is where we stand today.

So in terms of TSA, while you haven't heard too much in our press releases about TSA deliveries, we remain very close working contact with TSA as they have been initiating many changes in their own security equation, lot of it's been in the press in recent months.

The one most notable and the primary cause for our delayed deployments is the new cyber security requirement, so I might as Bob Liscouski to speak about that in a moment.

But the good news here is that we have the only ETD system that meets the networking and security standards required by TSA and although it is taking longer to embed these new standards into their operating processes, we continue to work really closely with them on a daily, weekly basis and I have to say that they remain very pleased with our performance and responsiveness and we do expect to begin delivery of systems to them in significant quantities in the coming month.

Bob, before I move on, you want to make some comments about the cyber aspect.

 Robert Liscouski  - Implant Sciences Corporation - President

 Sure, Bill, thank you. So, as most of you know, cyber security has been a headline now over the past several months with all the axe going in various healthcare systems, privacy issues and things like this. But operationally, from an operational standpoint, cyber security has become a big factor in the operational space that potentially poses a hazard for different systems that are connected in networks.

So stating the obvious, the government has been really focusing their efforts and devoting a lot of their attention from normal operational requirements into those things which are network connected.

And one ordinarily wouldn't think of a handheld sniffer or B220 as being a cyber security connected device or impacted device, but as Roger and Bill indicated, we have the only technology out there today which is networkable and ultimately capable of communicating across these networks and therefore the consequence has come under requirement to ensure that we have the right standards that the Department of Homeland Security have implemented or TSA-wide.

So let's appreciate that these standards flow down from basically Presidential directive to all the executive branch agencies and then the subcomponents such as TSA from DHS and then into their vendors that ensure that anything that touches their network is compliant with headquarters-driven security requirements.

So, as a consequence, TSA has reached out to us to ask us to ensure that we are compliant and fortunately we are able to demonstrate complete compliance with TSA's cyber security and DHS cyber security requirements, but the impact on that is that the TSA then pushes out implantation because they have to demonstrate that anything coming on to the network that's new conforms with those requirements.

So it's a bit of a government bureaucratic approach, but it's addressing a very serious concern as it relates to cyber security. It has a direct impact on us obviously which we're able to meet and clearly demonstrate our compliance capability for TSA.

 William McGann  - Implant Sciences Corporation - CEO

 Thanks, Bob. So, folks, networking has become pretty important and not just in the US, I mean in Europe too. We've already just recently installed and implemented a network solutions in one of the European airports and myself and some members of my team did a swing tour for many of the European cities just last week visiting with our stakeholders and our distributors there and there are more airports that are looking at that network solution very carefully and are going to be putting in similar request.

So networking and security of those systems on the network is going to become paramount and we see the networking systems therefore as a future revenue opportunity and are beginning to fold this into our thinking strategically. So more to come on that, but it's actually become an unanticipated differentiator for our product, even though it has been slowing us down a bit with TSA, but we're pretty much over that hump now I believe.

Finally, to sort of cover sort of roots in our core competencies in new product development, innovation and always looking for some new horizons, although in recent months our company has been entirely focused on execution and production ramp, we have maintained our culture of innovation.

We have numerous product programs in our pipeline in various stage-gate processes, ranging from the completion of the commercialization of our new handheld which is going to go out there and refresh the 2,000 units deployed installed base we have, all the way through an entirely new automated sampling detection platform that we have mentioned in the past that was funded by DHS and this prototype development upon successful double the markets that we currently serve.

So we've got a good mix of commercializing and improving our current platforms and creating new ones and in the middle of that, one of the key sets of development programs that we've always been aimed at are these very important material cost reduction programs to offset the pricing pressure that Roger mentioned in the market and that really helps us not just preserve, but ultimately improve our margins to maintain competitive market share at good margin.

Finally, and on the new horizons front, we're leveraging our technology and our marketing knowledge to generate early wins in drug detection. You've heard us talk about this probably on and off for the last couple of years.

We recently reported the delivery of over 30 systems to the Mexican Prison System. It's a big deal. It's a great footprint for us to get a good solid position and we believe this program will lead to continued opportunities for our company in Mexico and is going to spread throughout the world.

I will tell you this that I believe we have the strongest team in the -- not as a company, but as a strongest team in the industry to attack and be successful in drug detection market. Many of us who have served in other companies and the industry in the past with other companies have all had a go at this and for a variety of reasons, we're all here now and this is a great opportunity for us to start to find a new horizon.

With that, I would like to stop and conclude my remarks by always expressing thanks to our investors, our members of the Board of Directors and our customers and our lenders at Platinum Partners for their continued support. I do try every day to thank the employees in our Company personally, but I don't often get the opportunity to thank everyone for their support of our company and its growth.

So thank you very much from me and we can now open up the floor for some questions.

 QUESTION AND ANSWER

Operator

 (Operator Instructions)

Your first question comes from the line of Mark Jordan with Noble Financial. Please proceed.

 Mark Jordan  - Noble Financial - Analyst

 Good afternoon, gentlemen. Bill, historically, you've characterized the delivery schedule for TSA being 10 months relatively evenly loaded. Obviously, there has been a delay there. From what you know now, how much of that 1100 unit order do you believe will be delivered in your fiscal '16?

 William McGann  - Implant Sciences Corporation - CEO

 Well, it's high, Mark. It's a great question and I will tell you the same answer that you have heard in the past. We have heard nothing from TSA that has pushed out an end date. So they really do want these systems deployed. The good news is we have ramped our capacity to produce far beyond what we were capable of when we last spoke, Mark.

So -- and we have communicated that to TSA and without getting in to the weeds on it, what they have agreed to do to provide flexibility both for them and to us is to take a monthly schedule allocation and turn it in to a quarterly, so that we have the ability to flex and perhaps over-deliver some months and if we need to fulfill other orders around the world to under-deliver to them as long as we meet a quarterly commitment and I think that's going to allow us within our executable control to deliver the full order that is anticipated still.

 Mark Jordan  - Noble Financial - Analyst

 Okay. Could you talk a little bit about the development of your supply chain as you go in to volume production and could you give us a sense that if you look out, say, to calendar year end, what kind of stretch production capability on a monthly basis do you think you might have or be able to build up to by that time?

 William McGann  - Implant Sciences Corporation - CEO

 Okay. So I'm sort of smiling as I'm thinking about the answer for this. So we've had a pretty stressed first quarter of deliveries and it's a good thing. The hill has been very steep, Mark to climb, but we've done it and we have delivered hundreds, many hundreds of systems in to Europe on a monthly basis.

So we are going to be able to, by the end of the calendar year, if I were to answer your question the way you asked it, we'd be able to deliver on a monthly basis 400 systems a month and so there is plenty of capacity when you think about what TSA will be pulling down.

And there is a lot of room to grow and the flexibility in our supply chain, we work on every day. This has been a, let's say, one of the great opportunities and the challenge was to identify other suppliers that can provide additional fulfillment and even better quality, even some of our existing suppliers. So it's a continuous journey, but I would say we're so much stronger than we were three months ago in the ability to deliver products at good volume, so much stronger. It's amazing.

 Mark Jordan  - Noble Financial - Analyst

 Many companies in their 10-Ks when they're talking about backlog, they give an estimate of what percent of that backlog is estimated to be delivered in the current fiscal year. Of your $44 million, do you have a number you'd like to share with regards to what you would expect of that total to ship in your current fiscal year?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Mark, this is Roger. I mean, yeah, that backlog number so that there are components of that backlog number that will go out passed this fiscal year and as part of the TSA contract, it's a second year on the warranty. So obviously, that wouldn't be recognized this year.

And in turn, the ECAC orders for the most part had two years of warranties. So part of the revenue there will be recognized will have to be deferred in to next year. So for us to give you an actual percent, I don't think would be correct, but again we do say that majority. So it's more than 50%, it's not 100% and it's probably on the 80% to 85% range.

 Mark Jordan  - Noble Financial - Analyst

 Okay. Question relative to your balance sheet, you obviously are making great progress with regards to orders and shipments are coming, what are your plans or expectations for strengthening the balance sheet in the current fiscal year?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Well, again, Mark, we do have our arrangements with the DMRJ group and [BAM] and such and we are looking at other alternatives. I mean, it's too premature for us to get in to what those are, but we are looking to other alternatives to stabilize our financial position.

 Mark Jordan  - Noble Financial - Analyst

 Okay. Final question from me, would you expect the September or December quarters to be EBIT positive?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 I would say the September quarter should be -- I would say September quarter should be and December, it's too early to tell, Mark. We have to finalize the TSA schedule to me to have any chance of making prediction on that at this point.

 Mark Jordan  - Noble Financial - Analyst

 Okay. Thank you very much.

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Thank you.

 William McGann  - Implant Sciences Corporation - CEO

 Thank you, Mark

Operator

 (Operator Instructions)

 William McGann  - Implant Sciences Corporation - CEO

 Is there another question out there?

Operator

 We have a question from the line of [Patrick Moore] private investor. Please proceed.

 Patrick Moore Private Investor

 Hi, guys. Can you talk about your plan around what you're doing on the interest? Are you at a place now or will you be shortly where you will be paying interest with cash generated from your operations that -- based on your interest basis, no more shares?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Right now, Patrick, I am not sure that's likely to happen. We are investing. As Bill mentioned, we have quite a few projects ongoing in our research area and we want to continue funding that because do not want to be a one year wonder here if we don't invest in research and we won't have the products we need in [two] and three years out from now.

So again, we are devoting our cash right now to continuing to fund the R&D that we need to make this is a long-term success.

 Patrick Moore Private Investor

 Okay. And do you have whether you can share it or not, do you have in your head something where you're targeting where at least that stocks or is that further than your visible horizon?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Buy that stocks... I am not following your question.

 Patrick Moore Private Investor

 In other words, do you say, okay, hey, this quarter, yeah, we expect to continue to use shares to pay that interest and maybe the next quarter as well, but if things go great, we would expect the quarter after that, hopefully, we start to see cash rise and stops usage of shares. In other words, do you have at least where your target to switch over?

 Roger Deschenes  - Implant Sciences Corporation - CFO

 Well, the decision on whether shares are used or not used isn't ours to be made, it's the debt holder. They have the right to convert and we -- unless we come into a windfall of cash and pay off all the interest, again the decision is theirs to make as whether or not they convert.

 Patrick Moore Private Investor

 May be misunderstood, that's interest and principal they can convert on.

 Roger Deschenes  - Implant Sciences Corporation - CFO

 They can convert on the principal and interest. And our product technology roadmaps that we update on an annual basis go in a range between three and five years. I don't mean to sound like we ask ourselves the question all the time as a team balancing the coverage of our debt with the coverage of our growth. And right now, we see the coverage of our growth as being primarily important. We're just starting right.

Operator

 Your next question comes from the line of [Sean Sullivan]. Please proceed.

 Sean Sullivan

 Hi guys. You just talked about growth, we have sold into 10 ECAC countries. Can you size future growth within the ECAC 44 nation group?

 William McGann  - Implant Sciences Corporation - CEO

 Yeah, sure. Hi, Sean, this is Bill. So ECAC is a staged process of deployments and the first ECAC mandate was to satisfy all European airports from the European Union that experienced passenger travel of more than 500,000 passengers per year. So that's not many.

There are a lot of feeder airports throughout Europe that feed into these major like, Charles de Gaulle and Schiphol and Brussels, right and Rotterdam. So we are expecting according to the ECAC language that there is another wave of compliant tenders that will come out beginning in the March 2016 timeframe, that's public information.

And we expect to be very well positioned for that given our ability to successfully fulfill this first wave, which we are doing and have done.

And then, the other question Sean that you know, I know you're pretty involved in understanding is markets. You have to ask yourself, what about the non-European Union countries, countries like -- countries in the Middle East or countries even like Turkey or some of the Eastern European, not quite NATO, Belarus, Latvia, Estonia, Lithuania type countries where there are tons of flights a day into all these secured airports.

So they are going to have to be part of the domino in the equation, which says, well, you've got to have similar or equivalent measures of security if you're going to originate a flight there and end up in Frankfurt for example, mean, either they are going to have a whole rescreening exercise or you push the security out to the edge, which is what ECAC has been doing.

So it's my belief, can prove it, that once ECAC is done with its 28 nations, then it's going to push that requirement out just like the US did to Europe. I mean, the ECAC requirement came as a result of the fact that roughly 50% of all air travel in the world originates or passes through the US. So ECAC and the US have sort of gotten together to harmonize their standards.

This is not new, this has been going on for decades and they finally got around to really implementing it and I think that now that that's happened, it's going to spread through the other surrounding countries and China is doing its own version of it. So I don't necessarily know how, for example, China will harmonize, but I mean, this is a growing opportunity.

Operator

 At this time, there are no further questions in queue.

I'll turn it back over to you for final remarks.

 William McGann  - Implant Sciences Corporation - CEO

 Thank you very much all. Once again, we're very pleased to talk with you and report our results and we really look forward to speaking with you again in another few months' time as we report the earnings for our Q1 2016. As always, thank you all for your support and your continued support of our company. With that, this is Bill and Roger and Bob signing off.

Operator

 Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect.